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                                                                    EXHIBIT 10.1

                                 EMPLOYMENT AGREEMENT

     OrCAD, Inc. (Company), whose address is 9300 SW Nimbus Avenue, Beaverton, Oregon 97008, and Michael F. Bosworth (Executive), enter this agreement, effective September 17, 1998.

     Executive is an experienced manager of Company's business, and Company believes Executive's continued employment by Company enhances shareholder value and will contribute to Company's future success.

     Company and Executive have therefore elected to capture in contract certain policies and rights under which Executive is employed by the Company, intending thereby not to change any substantive right, but to describe such rights with clarity.

     The parties agree as follows:

1.   EMPLOYMENT.

     1.1 LENGTH. Executive's employment with Company will continue until ended as this Agreement provides.

     1.2 FULL TIME. Executive will work full time. Executive will devote Executive's good faith efforts in support of Company's operations and goals, during the term of this Agreement. While Executive's employment by Company under this Agreement continues, Executive will not engage in any other employment without Company's advance written consent.

     1.3 EXECUTIVE'S DUTIES. Executive will serve in the Position shown on Exhibit A, and in that position will assume such duties and perform such tasks as Company from time to time requires.

2.   COMPENSATION PLAN.

     2.1 BASE SALARY. As of the date of this Agreement, Company pays Executive at the rate per year shown as the Base Salary on Exhibit A, payable in equal increments on Company's standard payroll schedules. Executive's Base Salary will be reviewed on an annual basis, as with other executives of the Company.

     2.2 INCENTIVE SALARY. Company will pay Executive such incentive component of salary as may be earned under the terms of any executive incentive plan put in place by the Company.

     2.3 STOCK. Executive has been or may in the future be granted rights to purchase stock or stock options on the exercise and vesting schedules and terms and conditions shown in the grant documents. These are referred to as "options" herein.

     2.4 OTHER COMPENSATION. Company will also provide benefits, such as medical insurance, life insurance, disability insurance, 401(k) plan, vacation time, sick leave, and other fringe benefits, in accordance with Company's then-existing policies applicable generally to senior executives.

     2.5 OTHER BENEFITS. Any other benefits particularly applicable to Executive are shown on Exhibit A.

3.   TERM AND TERMINATION.

     3.1 AT WILL, CONDITIONS. Executive is hired for employment at will, subject to the

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agreements described here.

     3.2 TERMINATION BY COMPANY. Company may terminate Executive's employment with or without cause. A termination is effective as of the date specified in the Notice of termination.

     3.3 CONSTRUCTIVE TERMINATION. If, without Executive's advance written consent, Company reassigns Executive to duties not reasonably considered of equivalent or greater responsibility, changes Executive's title to one not reasonably considered equivalent or greater, or reduces Executive's overall targeted compensation (that is, the sum of base and incentive compensation), or directs Executive to report to a level of management below the level to which Executive previously reported (measured by reference to levels of management intervening below the President of the parent company), Executive may elect to treat the change as "constructive termination" by the Company, and may resign from the Company and be treated as if terminated without cause. To do so, Executive must give Notice of Executive's resignation, citing the specific events that constitute constructive termination, within ninety days of the event that constitutes the constructive termination, or lose the right to make that declaration with respect to that particular event.

     3.4    CAUSE.   For the purposes of this Agreement, termination is "with
cause" if the Executive's employment is terminated because Executive is convicted of a crime involving the company's business; or has misappropriated Company monies or assets; or has committed fraud; or has been grossly negligent in or willfully fails to accomplish the performance of his duties, provided that before terminating Executive for such reasons, the Company shall have given Executive at least five days' Notice of the allegations with an opportunity to respond and provide evidence refuting them within that period.

     3.5 EFFECT OF VOLUNTARY RESIGNATION OR WITH CAUSE TERMINATION. If Executive resigns voluntarily, or is properly terminated for cause, pay and benefits will cease as of the effective date of the resignation or termination. Executive will also forfeit any entitlement to the rights on change in control described in Section 4. Executive will use good faith efforts to provide Company as much notice as reasonably possible of any such resignation.

     3.6    COMPENSATION ON TERMINATION WITHOUT CAUSE BY COMPANY.    If
Executive is terminated without cause, or resigns following constructive termination as described above, Company will give Executive severance benefits as follows.

            3.6.1 COMPENSATION EARNED THROUGH TERMINATION DATE. On termination by Company without cause, Company will pay Executive's Base Salary, any commissions, and any incentive component of salary, all as earned through the termination date, and a buyout of accumulated but unused vacation time in accordance with then-effective Company policies concerning rights to accumulate such time, all to be paid within thirty days of termination.

            3.6.2 BASE PAY. On termination by Company without cause, Company will in addition pay Executive's targeted compensation and benefits for the Severance Period defined in Exhibit A. Payment of the Executive's Base Salary and incentive compensation shall be made on Company's standard payroll schedules from the date of termination, as if the Executive had not been terminated.

     3.7 COMMITMENT CONCERNING COMPETITION. While Company continues to pay Executive's salary during Executive's employment or after termination, unless Company consents in writing, Executive will not consult for, be employed by, serve on the board of, or otherwise take other than a passive investor role in, any company that is in the business of automated electronic design; nor will Executive encourage, influence, or assist any employee of the Company in securing other

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employment with a competitor so defined.  For purposes of this paragraph, an
"employee" includes anyone who is then employed by the Company, or who has voluntarily resigned, or been terminated for cause, from his or her position with the Company within the previous three months.

     3.8 OFFSET. To the extent permissible under applicable law, without prejudice to other remedies, Company may offset any amounts Executive owes Company against any amounts (net of taxes and other deductions) due employee upon termination or thereafter.

4.   CHANGE IN CONTROL AND ACQUISITION RESTRUCTURING POLICIES.

     4.1 "CONTROL CHANGE." A "Control Change" is the sale of substantially all Company's assets to, or acquisition of a majority of Company's voting stock or entry into a voting or common control agreement covering a majority of the company's voting stock by, an entity (or a set of entities under effective common control) in which those controlling the acquiring entity or entities are not the same as those who have majority ownership and effective control of Company before the sale or acquisition.

     4.2 "CONTROL CHANGE WINDOW." The Control Change Window begins thirty days before the LOI Date, and ends one year after the date on which the Control Change becomes effective.

     4.3 "LOI DATE." The "LOI Date" is the date a letter of intent, term sheet, or other similar document is first executed by the Company or one or more of its Shareholders and by anyone acting on behalf of the entity with respect to which a Control Change later occurs, which document evidences an agreement in principle to pursue a course of action that is intended to result in a Control Change. If no such document is executed, the "LOI Date" shall be regarded as being the date on which a definitive merger agreement is approved by the Board of Directors, or the date on which the Control Change occurs, whichever is earlier.

     4.4 EQUIVALENT TREATMENT TRANSACTIONS. The Company may engage in acquisitions, mergers, or other similar transactions that do not amount to a Control Change, but as a result of which the Company determines to restructure its executive team. If the Board of Directors (or any committee of the Board charged with responsibility for executive compensation) in its sole discretion, determines that Executive's employment was (or is to be) terminated without cause due to changes in the executive team occasioned by such a transaction, then that transaction will be treated as one in which a Control Change occurred on the date Executive's employment is terminated, or on the date of the determination, whichever is later.

     4.5 SPECIAL BENEFITS ON TERMINATION DURING CONTROL CHANGE WINDOW. If Executive is terminated without cause within a Control Change Window, then Company shall provide these special benefits:

            4.5.1 OPTIONS. The Company will accelerate the exercise date of Executive's options, such that, for each year during which Executive has been employed by the Company, measured through the date on which Executive's employment terminates, 25% of all options that were not otherwise exercisable as of the date of termination shall become exercisable, provided that if such acceleration alone stands in the way of allowing "pooling of interests" accounting treatment for such acquisition, such acceleration would not take place. Service with companies acquired by the Company shall count toward the service time total thus computed. If less than all options are accelerated under this paragraph, acceleration shall occur in ascending order by option exercise price.

            4.5.2 SALARY. The Company shall either provide the targeted compensation

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     continuation benefits of Section 3.6.2, or if it is more favorable to the
     Executive, pay Executive target (base plus incentive) salary such that, for each year during which Executive has been employed by the Company, Executive receives three months of continuation at target salary levels, up to but not exceeding one full year of such continuation (subject to all applicable withholding.) Such salary shall be paid over the course of the continuation period, in accordance with the Company's usual payroll schedules.

     4.6 COMPANY'S ELECTION TO DECLARE COVERAGE UNDER THIS SECTION. If as of the date of termination the Control Change has not yet occurred, but the Company is within a period that will become a control change window upon the effective date of the applicable Control Change, the Company may elect nonetheless to treat the termination under this Section 4, by Notice to Executive.

     4.7 COMPANY'S OBLIGATION IF COVERAGE IS NOT DECLARED. If Executive is terminated without benefits under this Section 4 and it later becomes apparent that the termination occured within a Control Change Window, Company shall make available to Executive the benefits to which Executive was entitled under this
Section 4, by Notice, provided that benefits paid to Executive under Section
3.6.2 and 3.6.3 shall be offset against benefits otherwise due hereunder. If Executive's options do not as of the date of Notice have at least 30 days remaining in which they can be exercised (or if the options cannot be, or the Board determines it is inadvisable that they be, extended for such a period) then the Board may elect, instead of allowing the acceleration of unvested options otherwise contemplated hereunder, to provide Executive stock whose fair market value is equivalent to the in-the-money value of the unvested options that would accelerate hereunder, measured as of the last reported sale on the NASDAQ system of the Company's common stock on the day of (or if none, prior to the day of) termination.

5.   OTHER MATTERS.

     5.1 NOTICE. Notice to Executive shall be sent to Executive's most recent address shown in Company's personnel records. Notice to Company shall be sent to Company's headquarters address, marked attention: Chief Financial Officer. Either party may change its address by Notice. Notice shall be effective when the person to whom it is sent actually gets it, if sent by any method that leaves a paper or electronic record in the hands of the recipient. If sent certified or registered mail, postage prepaid, return receipt requested, to the proper address this section defines, notice shall be considered effective whether or not actually received on the date the return receipt shows the notice was accepted, refused, or returned undeliverable.

     5.2 SEVERABILITY. Each clause of this agreement is severable. If any clause is ruled void or unenforceable, the balance of the agreement shall nonetheless remain in effect.

     5.3 NON-WAIVER. A waiver of one or more breaches of any clause of this agreement shall not act to waive any other breach, whether of the same or different clauses.

     5.4 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of Company, its successors and assigns and shall be binding upon and inure to the benefit of Executive, and Executive's administrators, executors, legatees, and heirs. This Agreement shall not be assigned by Executive.

     5.5 GOVERNING LAW. This agreement is entered in, and is governed by, the laws of the state of Oregon.

     5.6 JURISDICTION, SERVICE, INJUNCTIVE RELIEF. Jurisdiction over disputes arising under this Agreement rests exclusively in the state or federal courts located in Multnomah County, Oregon,

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and each party consents to that jurisdiction. Each party consents to service of process through the method prescribed for notice. As violation of the non-competition or non-solicitation obligations of this agreement, or those related to rights in intellectual property, would result in damage to Company that could not be cured by an award of money alone, Company shall be entitled to injunctive relief in cases where a violation of those obligations is shown.

     5.7 ATTORNEYS' FEES. The prevailing party in any suit, action, arbitration, or appeal filed or held concerning this agreement shall be entitled to reasonable attorneys' fees and the actual, reasonably necessary costs of the proceeding, as determined by the court.

     5.8 INTEGRATION. This agreement supersedes all prior employment agreements or understandings between the parties, written or oral, and supplements the Executive's Stock Option Agreements, and Executive's agreements with the Company concerning proprietary and confidential information and inventions. This agreement may be modified only in writing signed by the original parties hereto, or by their successors or superiors in office.


MICHAEL BOSWORTH                            ORCAD, INC.


Sign: /s/ Michael F. Bosworth               By:    /s/ P. David Bundy
      -----------------------                      ------------------
Date: September 17, 1998                    Print: P. David Bundy
                                            Title: Vice President of Finance,
                                                   Secretary and Chief Financial
                                                   Officer

                                            Date:  September 17, 1998


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                       EXHIBIT A TO EMPLOYMENT AGREEMENT

                              Compensation Package

Michael F. Bosworth                         September 16, 1998
-------------------                         ------------------
Name                                        Date

1.    Position:                             President & CEO

2.    Base Salary (Annual):                 $185,000

3.    Target Incentive (Annual):            $115,000

4.    Severance Period:                     12 Months

5.    Other Benefits:                       Medical, Dental, Vision, Life
                                            Insurance



                                            OrCAD, Inc.



By:    /s/ Michael F. Bosworth              By:    /s/ P. David Bundy
       -------------------                         ------------------
Print: Michael F. Bosworth                  Print: P. David Bundy

Title: Chairman of the Board,               Title: Vice President of Finance,
       President and Chief Executive               Secretary and Chief Financial
       Officer                                     Officer

Date:  September 17, 1998                   Date:  September 17, 1998